SECURED PROMISSORY NOTE

$6,920,700.00                                               November 21, 1995

         FOR VALUE RECEIVED, the undersigned, AMERIKING TENNESSEE CORPORATION I, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), promises to pay to the order of BURGER KING CORPORATION, a Florida corporation, 17777 Old Cutler Road, Miami, Florida 33157, or its assigns ("BKC"), the principal amount of SIX MILLION NINE HUNDRED TWENTY THOUSAND SEVEN HUNDRED AND NO/ 100 DOLLARS ($6,920,700.00) on the Due Date (as defined below).

         This Note shall be for a term beginning on the date hereof and ending on the earlier to occur of (i) the closing date of the sale of certain Burger King(R) Restaurants located in Chicago, Illinois and owned by National Restaurant Enterprises, Inc., d/b/a AmeriKing, a Delaware corporation and the holder of all of the outstanding capital stock of the Company ("NRE"), to Bruce Taylor or to any of his affiliates (the "Taylor Transaction"); or (ii) February 21, 1996, which date shall automatically be extended to May 21, 1996 unless BKC has determined, in its sole discretion, that NRE has failed to use its best efforts to consummate the Taylor Transaction (the "Due Date"). The Note shall bear interest at the rate of nine and three-quarters percent (9 3/4%) per annum on the unpaid principal balance from time to time outstanding until paid in full, and interest on the unpaid principal balance shall be paid monthly, subject only to the provisions hereinafter stated as to default and acceleration.

         Interest only on the outstanding principal balance of this Note shall be payable monthly, in arrears, on the first business day of each month, with the first such payment commencing on January 1, 1996 and ending with a final payment of interest on the Due Date.

         The principal amount of this Note, together with all accrued but unpaid interest, shall be due and payable in one (1) BALLOON payment of SIX MILLION NINE HUNDRED TWENTY THOUSAND SEVEN HUNDRED AND NO/ 100 DOLLARS ($6,920,700.00) on the Due Date.

         Payments shall be credited first to the payment of accrued interest, and the balance of any payment in excess of such interest shall be applied and credited to the principal balance then outstanding. All payments of principal, interest, or other sums hereunder shall be deemed made when received by BKC.

         This Note is payable by mail or in person at the office of BKC or such other place as BKC may designate.

         1. Security. Payment of this Note is secured by a pledge of all of the outstanding capital stock of the Company, which owns all of the issued and outstanding capital stock of QSC, Inc. and Ro-Lank, Inc., each a Tennessee corporation (collectively, the "Acquired Corporations"), pursuant to a Stock Pledge Agreement of even date herewith between NRE and BKC (the "Stock Pledge Agreement").

         2.       Representations and Warranties.

     (a) Corporate Power and Authority. The company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Note and the Stock Pledge Agreement, and the Company has taken or caused to be taken all necessary requisite corporate action to authorize the making and delivery of this Note. This Note constitutes the legal, valid and binding obligation of the Company and is enforceable in accordance with their respective terms.

     (b) No Violations. Neither the execution and delivery of this Note or the Stock Pledge Agreement nor the consummation of the transactions herein and therein contemplated, nor compliance with the provisions hereof or thereof will violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or will conflict with, or result in the breach of, or constitute a default under, any material indenture, mortgage, deed of trust, agreement or other instrument to which the Company or NRE is a party or by which the Company or NRE or any of their respective properties may be bound, or, except as contemplated under the Stock Pledge Agreement, result in the creation or imposition of any lien upon any property of the Company thereunder.

     (c) No Litigation; Compliance with Laws. There are no actions, suits or proceedings which have been served upon the Company or NRE, or to the Company's knowledge, threatened, against or affecting the Company or NRE before any court, arbitrator or governmental or administrative body or agency which challenge the validity or propriety of the transactions contemplated under this Note or the Stock Pledge Agreement.

     (d) Governmental Action. No action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with the execution, delivery and performance of this Note or the Stock Pledge Agreement.

     (e) Solvency. After giving effect to the loan evidenced by this Note, (i) the assets of the Company, at fair valuation, exceed its liabilities; (ii) the capital of the Company is not unreasonably small to conduct its business; and
(iii) the Company has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature.

     3. Affirmative Covenants. The Company covenants and agrees that until payment in full of the principal and interest on this Note, the Company will:

     (a) Corporate Existence. Do or cause to be done all things necessary to maintain, preserve and keep in full force and effect, its existence and the existence of each of the Acquired Corporations in the jurisdiction of their incorporation, and qualify and remain qualified in each jurisdiction where qualification is necessary or desirable in view of the respective business operations of the Company and each of the Acquired Corporations.

     (b) Notice of Default. Upon the occurrence of any Event of Default, promptly furnish written notice thereof to BKC specifying the nature and period of existence thereof and the action which the Company is taking or proposes to take with respect thereto.

     (c) Compliance with Laws. Duly observe, conform and comply with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of the business of the Company and each of the Acquired Corporations, and their respective assets and properties.

     4. Negative Covenants. Without the prior written consent of BKC, the Company will not, nor will it permit either of the Acquired Corporations to:

     (a) Limitation on Liens. Create, incur, assume or suffer to exist any mortgage, pledge, security interest, encumbrance or lien on any of the assets, property or stock of the Company or either of the Acquired Corporations other than (i) a secondary pledge of the Company's non-voting stock in favor of The First National Bank of Boston, as agent (the "Agent"); or (ii) liens to secure indebtedness otherwise permitted pursuant to Section 4(b). Notwithstanding anything to the contrary in the Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 30, 1994, as amended, among NRE, NRE Holdings, Inc., the Agent and the lending institutions set forth on Schedule I thereto, the Company shall not grant to the Agent a perfected security interest in the non-voting capital stock of the Acquired Corporations unless the Company has granted to BKC a prior perfected security interest of all of the outstanding capital stock of the Company and has delivered to BKC certificates representing all of the outstanding shares of capital stock of the Acquired Corporations.

     (b) Limitation on Indebtedness. Incur, create or permit to exist any indebtedness, obligations or liabilities, except (i) current accounts payable of the Acquired Corporations arising in the ordinary course of business or any other indebtedness approved in writing by BKC, (ii) purchase money indebtedness, (iii) equipment financing or (iv) capital leases, in each case solely for the purpose of financing capital upgrades for the Burger King(R) Restaurants described in Section 5(a)(v) hereof.

     (c) Guaranties. Be or become liable in respect of any guaranty or surety obligation.

     (d) Mergers, Sales, Dissolution. Merge into or with or consolidate with, or cause either of the Acquired Corporations to merge into or with or consolidate with, any other person, other than the Company, or assign, transfer, sell, lease or otherwise dispose of, or cause either of the Acquired Corporations to assign, transfer, sell or otherwise dispose of all or any part of the assets, property or stock of the Company or either of the Acquired Corporations to any other person, except (i) inventory in the ordinary course of business, or (ii) the sale of the real estate underlying BK #5873 held by the Acquired Corporations, in which case the net proceeds of such sale shall be applied to repay indebtedness evidenced by this Note, or wind up, liquidate or dissolve, or agree to do any of the foregoing, or cause either of the Acquired Corporations to do so.

     (e) Capital Stock. Make any change or cause either of the Acquired Corporations to make any change in authorized or issued capital stock, or issue any corporate securities of any nature or options for any of the foregoing, or enter into any contract of any nature respecting shares of capital stock, other than in connection with the merger of the Acquired Corporations with and into the Company.

     (f) Articles of Incorporation; Bylaws. Amend or cause either of the Acquired Corporations to amend or authorize any amendment to or modification of its Articles of Incorporation or Bylaws other than in connection with the merger of the Acquired Corporations with and into the Company.

     (g) Contracts. Except as otherwise permitted pursuant to Sections 4(a),
(b), (e), (f), and (h) , enter into or cause either of the Acquired Corporations to enter into any lease, contract or agreement of any type which would (i) obligate the Company or either of the Acquired Corporations to pay a total amount in excess of $50,000, or (ii) cause the Company or either of the Acquired Corporations to breach any material contract or commitment to which it is a party.

     (h) Transactions with Affiliates. Enter into or cause either of the Acquired Corporations to enter into or be a party to any transaction or arrangement with any affiliate (as defined below) except in the ordinary course of business and pursuant to the reasonable requirements of the Acquired Corporations and upon fair and reasonable terms. "Affiliate" means a person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company.

     5. Events of Default.

     (a) If any of one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever:

     (i) if default shall be made in the due and punctual payment of the principal of or interest on this Note (whether at maturity, by acceleration or otherwise); or

     (ii) if the Company or either of the Acquired Corporations shall default in the due observance or performance of any convenant, condition or agreement on the part of the Company or either of the Acquired Corporations to be observed or performed hereunder; or

     (iii) if the Company, NRE or either of the Acquired Corporations shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency act; make an assignment for the benefit of their respective creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America; or

     (iv) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Company, NRE or either of the Acquired Corporations, or approve a petition filed against the Company, NRE or either of the Acquired Corporations seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Company, NRE or either of the Acquired Corporations; or if there is commenced against the Company or NRE any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of 60 days; or if the Company or NRE by an act indicates its consent to or approval of any such proceedings or petition; or

     (v) the occurrence of an event of default under any of the franchise agreements or lease/subleases (collectively, the "BKC Agreements") with respect to Burger King(R) Restaurants #2585, #2657, #2995, #3351, #3964,
#4195, #4445, #4959, #5355 and #5873 (collectively, the "Restaurants"), other than due to (x) the failure of the Company or either of the Acquired Corporations to operate the Restaurants in accordance with BKC's operating standards or (y) a default existing prior to the date hereof.

     (A) BKC may declare the Note to be due and payable, and all interest accrued thereon and all other obligations of the Company, NRE and the Acquired Corporations to BKC hereunder and under the Stock Pledge Agreement and the BKC Agreements, shall forthwith become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Note to the contrary notwithstanding; and

     (B) BKC may determine which rights, security or remedies at any time shall be pursued, relinquished, subordinated, modified or what other action shall be taken with respect thereto, without in any way modifying or affecting any of them or any of BKC's rights hereunder.

                  (b) Rights and Remedies Cumulative. No right or remedy herein conferred upon BKC is intended to be exclusive of any other right or remedy contained herein or in the Stock Pledge Agreement or any of the BKC Agreements or in any instrument or document delivered in connection with or pursuant to this Note, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

                  (c) Rights and Remedies Not Waived. No course of dealing between the Company and BKC or any failure or delay on the part of any holder of this Note in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of such holder and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

         6. Late Fee. Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate of two percent (2%) above the interest rate specified in this Note. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Company with respect to the payment of such interest has been discharged (whether before or after judgment).

         7. No Set-Off or Counterclaims. All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Company shall pay and save the holder of this Note harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

         8. No Usury. It is hereby expressly agreed that if from any circumstances whatsoever fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the limit validly prescribed by applicable usury statutes or any other laws, with regard to obligations of the like character and amount, then ipso facto the obligations to be fulfilled shall be reduced to the limit of such statutes or laws, so that in no event shall any exaction be possible under this Note that is in excess of the limit, but such obligation shall be fulfilled to the maximum limit. All agreements therein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal amount hereof, or otherwise shall the amount paid or agreed to be paid to BKC for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate. In the event the maximum rate permitted to be paid on promissory notes and agreements of the type contemplated hereunder is ever increased, the maximum rate of interest hereunder shall be adjusted simultaneously with the effective date of such increase to coincide with the rate established by such law. In the event such maximum rate is eliminated, the maximum rate of eliminating the maximum usuary rate which, however, shall never exceed any criminal usuary rate then in effect. In the event the total liability for payments of interest and payments in the nature of interest including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by any applicable usury laws, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between or to any party hereto, be applied to reduce the accrued interest hereunder, if any, and then to a reduction of the outstanding principal amount, immediately upon receipt of such sums by the holder hereof, or shall be refunded to the Company, with the same force and effect as though the undersigned had specifically designated such excess sums to be so applied; provided, however, that BKC may, at any time and from time to time, elect, by notice in writing to the undersigned, to waive, reduce or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums and apply them as set forth above. It is the intention of the parties that the Company does not intend or expect to pay nor does BKC intend or expect to charge, accept or collect any interest under this Note greater than the highest rate of interest which may be charged under applicable law.

     9. Waivers. No delay or omission on the part of the holder hereof in exercising any right under this Note or the Stock Pledge Agreement shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Company and every indorser or guarantor of this Note regardless of the time, order or place of signing hereby waive presentment, demand, protest and notices of every kind and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

     10. Prepayment. This Note may be prepaid in whole or in part at any time or from time to time without premium or penalty.

     11. Successors and Assigns. This Note shall be binding upon the Company and its successors and shall inure to the benefit of BKC and its successors and assigns.

     12. Governing Law/Consent to Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made to be performed in Florida and shall be enforced in Federal or state Courts located in the City of Miami, Metropolitan Dade County, State of Florida. The Company hereby irrevocably submits to the jurisdiction of any Florida State or Federal court sitting in the City of Miami, Florida and any appellate court thereof in any action or proceeding arising out of or relating to this Note. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and any right to jurisdiction on account of the place of residence or domicile of the Company.

     13. WAIVER OF TRIAL BY JURY. THE COMPANY AND BKC DO HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY, UNCONDITIONALLY AND INTENTIONALLY WAIVE THE RIGHT TO TRAIL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR THE AGREEMENTS. THIS IRREVOCABLE WAIVER OF THE RIGHT TO A JURY TRIAL IS A MATERIAL INDUCEMENT FOR BKC TO ACCEPT THIS NOTE.

     14. Notice. Any notice required, desired or permitted to be given to the Company or BKC hereunder shall be in writing delivered personally, receipt acknowledged, or mailed, certified or registered mail, return receipt requested addressed to:

 If to the Company:                 AmeriKing Tennessee Corporation I
                                    c/o The Jordan Company
                                    9 West 57th Street, 40th Floor
                                    New York, New York 10019

                                    Attention: A. Richard Caputo, Jr.

 With a copy to:                    James B. Carlson, Esq.
                                    Mayer, Brown & Platt
                                    1675 Broadway
                                    New York, New York 10019

 If to BKC:                         Burger King Corporation
                                    17777 Old Cutler Road
                                    Miami, Florida 33157

                                    Attention: General Counsel
                                      and Lisa Giles-Klein, Senior Attorney

or such other address as shall be furnished in writing by the Company or BKC to the other prior to the giving of the applicable notice or communication. Such notices shall be deemed given (i) if delivered personally, upon delivery, receipt acknowledged (ii) if mailed as aforesaid, five (5) days after deposit in the United States mail.

     15. Collection. The Company hereby agrees to pay in lawful money of the United States of America, all of BKC's costs and expenses of enforcement and collection of this Note, including attorneys' and paralegals' fees and disbursements in the event and to the extent that BKC seeks to enforce any of the terms or covenants of this Note, including without limitation, the Company's obligations to pay the principal hereof and interest thereon pursuant to the terms hereof. All amounts payable by the Company under this paragraph 15 shall be due on demand.

     16. Severability. All of the provisions of this Note are severable. In the event that any provisions of this Note are held to be void, illegal or otherwise unenforceable, the remainder of this Note shall be unaffected thereby and shall remain in full force and effect without such void, illegal or unenforceable provision.

     17. Amendments. None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     18. Cross Default. The Company acknowledges that a default under the terms of this Note shall constitute a default under the terms of the BKC Agreements. Should the Company fail to cure said default within ten (10) days of receipt of written notice, BKC shall have the right to terminate the BKC Agreements and all post-termination obligations of said agreements shall apply.

     This Note is executed as an instrument under seal.

ATTEST:                           AMERIKING TENNESSEE CORPORATION I
[SPELLING IN SIGNATURE]           [SPELLING IN SIGNATURE]
- --------------------------        --------------------------------------
Asst. Secretary                   Chief Financial Officer

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STATE OF TENNESSEE                  )
                                    )       SS:
COUNTY OF HAMILTON                  )

                      AFFIDAVIT OF OUT-OF-STATE DELIVERY


     I, the undersigned affiant, being first duly sworn upon my oath, depose and say:

     1. That I am an employee of Burger King Corporation.

     2. That on the 21st day of November, 1995, I witnessed the execution of that certain promissory note dated November 21, 1995, in the principal amount of SIX MILLION NINE HUNDRED TWENTY THOUSAND SEVEN HUNDRED AND 00/100 DOLLARS ($6,920,700.00) payable by AMERIKING TENNESSEE CORPORATION I, as maker, to BURGER KING CORPORATION, as payee.

     3. That the execution of the promissory note took place in the City of Chattanooga, in the State of Tennessee.

     4. That I accepted delivery of the promissory note on behalf of the payee in said City and State.

         FURTHER AFFIANT SAYETH NOT.


                          AFFIANT:      /s/ Donald R. Gleason
                                         ________________________________
                                             Print name: Donald R. Gleason
                                             Title: Franchise Manager

         Sworn to and subscribed before me this 21st day of November, 1995, by Donald R. Gleason, who personally appeared before me, is personally known to me or produced _______________________________ as identification.


[NOTARIAL SEAL]


          Notary: /s/ Suetta M. Morgan
                  ____________________________
          Print Name: Suetta M. Morgan
          Notary Public, State of Tennessee
          My commission expires: 3/8/98

STATE OF TENNESSEE                  )
                                    )       SS:
COUNTY OF HAMILTON                  )


         I hereby certify that the foregoing promissory note was executed and acknowledged before me, the undersigned authority , this 21st day of November, 1995, in the State and County aforesaid, by Donald R. Gleason, who personally appeared before me, is personaly known to me or produced __________________ as identification, and did not take an oath.


[NOTARIAL SEAL]


                                 Notary: /s/ Suetta M. Morgan
                                         ____________________________
                                 Print Name: Suetta M. Morgan
                                 Notary Public, State of Tenessee
                                 My commission expires: 3/8/98